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The following is an information pamphlet distributed by GP Strategies Corporation (“GP Strategies”) to its employees:

ltg learning technologies + GPStrategies® Q&A

CONTENTS
AUDIENCE
Introduction
ltg learning technologies + GPStrategies®
What has happened so far?
Why have we made the decision to come together?
The strategy
What will the combined business offer?
About LTG
About GP Strategies
Bringing together GP Strategies and LTG
FAQs - GP Strategies
FAQ - LTG
Next steps and communications

Welcome,
Here we are, day one post announcement of one of the most exciting ventures LTG or GP Strategies has ever embarked on.
Along with Adam Stedham (CEO and President of GP Strategies), I would like to thank those in the
GP Strategies and LTG teams that have made it possible to reach this stage.
LTG has long admired GP Strategies and has been in regular contact with their management about a possible combination over the past few years. I look forward to welcoming GP Strategies’ teams and people, who are joining an exciting journey as we benefit from consolidation of the growing corporate learning and talent management industry.
We believe that the joining of LTG and GP Strategies is a transformational step for us and for the market. Combined, we will form the world’s largest specialist in workforce transformation* focused entirely on learning and talent.
We are excited to share the journey with you and want to start here, providing you as leaders with answers to expected topics, with as much clear and accurate detail as we can provide at this stage.
We believe that:
Bringing GP Strategies and LTG together creates a huge opportunity in a market where our customers now need to build the workforce capabilities they need to prosper—today and in the future
The combination will provide the market with a solution that can provide customized, contextualized, and regionalized learning and development solutions on an unprecedented scale
The ability to deliver learning and talent technology as a core part of wider service contracts will set us apart from other (service and product) providers
The use of data and emerging technologies is core to this effort and we have world-leading capability in both fields
We’re bringing together some of the brightest talents in the industry and are very excited to see what we can achieve together and learn from each other.
We have many ideas about how to execute our vision, ready for our talented and experienced people from both organizations to iterate and refine. You will get a taste of that strategy within this document.
Whilst we don’t apply a generic model to any of our acquisitions, we have a solid foundation from previous experience to get us started. Adam and I are committed to taking the right amount of time to shape, but the ingredients are in place.
That being said, we will need your help and ingenuity to bring this about. Of course, we will have to do this at the same time as serving the needs of all our existing and prospective customers.
No small task. But we all like a challenge...

And we are serious about filling what we perceive to be a significant gap in the market.
We understand that many of you (and the people you work with) will have questions following today’s announcement. We have decided to share the same information to both LTG and GP Strategies colleagues, ensuring that questions are answered consistently. We will signpost you to the relevant parts for your business and department within the contents section.
Naturally, there will be circumstances in which an unanticipated question occurs. In those situations, please do not hesitate to contact HR directly for guidance on how to respond.
I look forward to collaborating with you all in the coming weeks and months as we grow our shared business together.
Best wishes,
Jonathan Satchell, LTG Chief Executive

1. Introduction
What has happened so far?
LTG has agreed to acquire GP Strategies. The news was announced to the London and New York
Stock Exchanges on July 15th 2021.
It will be some months until the deal is completed. During this time, we will be subject to approvals by the US government and contact between the businesses will need to be closely managed.
Why have we made the decision to come together?
The world of work is shifting quickly. Market disruption, changes in technology, and shifting customer behavior are rewriting the rule book on how organizations operate and develop employees. This change started long before COVID-19 but needless to say, the pandemic has only accelerated it.
With old processes and systems struggling to keep up with these changes, organizations need to transform by upskilling and reskilling their people and redesigning their processes to become more agile and efficient. The big change here is that the need for development is consistent and can no longer be solved by recruiting new, skilled talent. Organizations are realizing that they have to become learning enablers, constantly reskilling through a combination of talent management and learning. LTG and GP Strategies both share a very similar vision about this market challenge. More importantly, our values are aligned, and our capabilities are highly complementary. We believe this sets us in a strong place for success. Over the past two years, both leadership teams have been discussing the potential to merge and we are incredibly excited about what the result can offer our customers and staff.

2. The strategy There is no business, government department, non-profit or education institution that can escape the need to become a good learning organization to remain competitive and relevant.
The new realization is that delivering ‘learning in the flow of work’ mixed with a talent lens (who to train in what) is more difficult to deliver at scale than anyone had thought. Developing the workforce effectively requires integration, customization, and contextualization at scale.
So who in the market can help customers respond to the problem?
Not the software businesses because while they’re happy to sell the technology to help, the technology itself does not deliver the strategic result.
Not the service businesses because, in this connected web world, the service and the product need to be intermeshed to produce the insight (data analytics on learning and people) across complex businesses.
Not the customers themselves because they lack the range of skills required to create and deliver workforce transformation in a blended/hybrid era.
Combining LTG and GP Strategies with its consulting front end, ability to integrate deep into organizations, and leading workforce transformation solutions will enable the delivery of a complete global solution locally.
This is necessary because the way people are managed and the way people learn differs across generations and cultures. We believe this will be a unique and compelling offer in the market that solves a significant challenge faced by any organization trying to operate across borders.
Our aim will be to bring thought leadership and consulting capability to the market via the market access we will have.
The result will create the world’s largest specialist workforce transformation business focused entirely on workforce and learning development.

6,100
Customers
Combination Overview
~5,500
Staff
101
Offices
enabling a global/local service
Licensed learning and talent software reaching
>50m globally
1m people p.a. reached by live trainers/facilitators located in
29 countries
> 2m hours
(iLT and ViLT)
Creating a leading specialist workforce transformation business focused entirely on learning and talent >£500m of revenues
Award-winning technology combined with capability to deliver on the ground globally to help our customers become the ‘learning organizations’ they need to be…
…to compete in a world characterized by faster pace of change, increasing complexity, a shortage of available workforce, a need for improved productivity, and people’s changing relationship with work.

To be clear, workforce transformation is sometimes a domain described by the “Big 4” (Deloitte, KPMG, etc.) to work out the future automation of business and define the future skills required in different sectors. This is not our domain. We will take this data and help organizations work out how to reskill people in the most efficient and effective way, deliver this on the ground globally, and measure the result. Additionally, we appreciate that GP Strategies has recently gone through a brand strategy initiative and now positions itself as a workforce transformation partner. In this context, workforce transformation is defined as a shift required in the workforce or how an organization operates to support internal strategic initiatives or respond to market disruption or other major changes. The strategic initiatives GP Strategies helps clients with goes well beyond training, however training is still a major way they help transform the workforce.
The combination of LTG and GP Strategies provides us with the basis to deliver a unique global/
local offer to our customers that will be innovative, practical, and measurable.
We will be able to shift our customers to think in the broader context of ‘enabling learning’ and
‘nurturing talent’ but we need to remember that a core differentiator is that there is ‘no one better at managing and implementing training’. We see our combined organization as a partner to, rather than in competition with, the Big 4 management consultancies for their enterprise customers where wholesale digital transformation is underway. And as a complete consulting and delivery partner to the mid-enterprise, we expect to see considerable growth in the coming years.
AUTOMOTIVE
As there may be some questions about the scale of the GP Strategies business in a rapidly- transforming automotive sector, we want to make some things clear.
We love the automotive sector. Both organizations have a long heritage in this vertical.
Some may regard the changes in the automotive sector as a risk to future business in this sector. Our view is that this is a world where the retail networks have an increasingly complex range of needs with diesel, petrol, electric, and hydrogen technology needing to be serviced by all the brands until at least 2050.
All the challenger brands who came to market saying they would not open retail networks have all done so—without exception. This creates a massive training and reskilling requirement, with the need for more efficient and effective delivery on the ground, globally. The current automotive workforce does not have the knowledge, skills, and abilities required to succeed in these rapidly changing times. As a result, there is a tremendous need for reskilling and upskilling. Our combination will be able to deliver this in an agile way that will suit the shifts in the market.

The combined offering
GP Strategies’ deep relationships with customers in disrupted markets, combined with its global infrastructure and full managed service make a perfect match for LTG’s scalable learning and talent software and world-class learning content and services.
WHAT GP STRATEGIES BRINGS TO LTG
Transformational growth in terms of (i) long-standing client relationships, (ii) recurring multi- year revenues with high customer satisfaction, (iii) deep industry expertise, (iv) global market presence, and (v) proven process for cross-selling
•    Organic growth from GP Strategies itself, with a significant share of 2021 budget already secured
A presence in the critical APAC market, where GP Strategies has an established brand and customer base in China and Japan
Substantially deeper client relationships, providing the ideal platform to introduce LTG products and services to new customers
An established account management structure that LTG can plug into to enable better cross- selling than historical mergers
•    Specialist expertise in areas where LTG is not able to compete as effectively as GP Strategies
(technical, leadership, automotive, and energy)
•    Significant offshoring capabilities to service both high-volume, low-fidelity work, and highly interactive content at an affordable rate
•    Significant vendor management spend that could provide the opportunity for vertical integration of LTG services and products.
WHAT LTG BRINGS TO GP STRATEGIES
An injection of thinking, technology, and complementary services to help accelerate the repositioning of GP Strategies’ brand as a leading workforce transformation partner focused entirely on learning and talent
•    The commercial expertise, business practices, and financial stewardship to significantly improve EBIT performance, adding to GP Strategies’ historic success in driving top-line revenue growth
•    A track record for post-acquisition improving of business performance in general
Complementary best-in-class products and specialist services which will enable GP Strategies to further accelerate its incremental account growth and strengthen revenue retention. In particular, there is the LTG ability to bring the link between learning and talent from a systems perspective. And then, in addition, market-leading learning measurement, analytics, and visualization.
An enhanced holistic offer to support improved win rates and better margins, reducing the need to rely on partners for many opportunities

High-end capabilities in AR, VR, MR, and video production, meaning GP Strategies will no longer need to subcontract these services at a low margin. We see this as a big area of development over the next few years and PRELOADED/LEO can play a crucial role
A strong UK/European presence to provide an improved cultural fit with GP Strategies’ EMEA clients, with enhanced leadership and strength of support for regional operations and clients
Analytics tools to measure the business impact of learning, providing a compelling additional component to GP Strategies’ managed learning and vendor management offers
New content catalogs specifically focused on financial services, one of GP Strategies’ most important sectors
A significant enhancement of GP Strategies’ Diversity and Inclusion offering via LTG’s specialist
Affirmity and PDT Global brands that offer complementary capabilities and reach in this area
Complementary eLearning content capability and the ability to scale rapidly without sacrificing margin, removing the need for GP Strategies to rely so heavily on subcontractors
A proven track record making targeted R&D investments in order to rapidly generate new value and improve competitiveness in the workplace
Access to 5,000 customer relationships to cross-sell over time.
What will the combined business offer?
TO CUSTOMERS:
A new category of major player and thought leader that combines best-in-class people, processes, and technology for the learning and talent market
The expertise, capabilities, and practical, local reach to enable large-scale workforce transformation at speed, empowering organizations to respond rapidly in the face of disruption and change
Strategic insight into all aspects of workforce transformation—from organizational design to recruitment, change management, learning, talent, leadership, employee engagement, communications, and measurement
Deep sector-specific knowledge that provides the contextualization required to help organizations overcome their specific challenges
Best-in-class software, platform adoption services, and talent management services to ensure that organizational changes are effective and resonate with their people
Global delivery networks to support the rapid rollout at scale
Holistic, joined-up solutions that optimize the efficiency and effectiveness of customer investment

The potential for a new kind of transformation offer. Not to ‘outsource’ learning and talent, but to in-source combined teams to transform learning and talent so that the organization can operate in a new, sustainable way; to include people, process, content, technology, and measurement with skills transfer to drive a true ‘learning organization’.
TO STAFF:
Improved career opportunities via a myriad of development paths across multiple geographies and business types
The chance to collaborate with the leading minds in learning and talent from across the globe at the forefront of innovation
An opportunity to participate in LTG’s Sharesave schemes (in geographies where this is possible)
Comparable benefits to what you are used to currently
Access to LTG’s Leadership Framework which will be open to all. We will consult with GP Strategies’ leadership experts and ensure that the best of what the combined group delivers externally is available internally
The combined impact of LTG and GP Strategies’ DEI strategy will better enable the goal of exemplifying leadership in diversity, equity, and inclusion. This includes enhancing the efforts of Employee Resource Groups and leveraging feedback through frequent pulse surveys once the integration is complete
Opportunities via LTG’s Group Selling scheme, enabling people from different parts of the group to sell each other’s products and services. This model offers a great financial incentive through commission and revenue share.

3. All about LTG
Who is LTG?
Learning Technologies Group plc (LTG) offers organizations a new approach to learning and talent in a business world driven by digital transformation. We believe that the world of business is (and has been) changing rapidly. This change means that organizations are required to scale, flex and reskill to meet the expectations of future customers and employees. It’s become clear that old
‘tried and tested’ ways of working will not help modern businesses remain relevant—something has to change. This is where we come in.
Our purpose at LTG is to help companies keep up with these business changes. We do this by ensuring that organizations are able to hire the best people, put them in the right roles, develop their skills, and retain them. At LTG, we partner with our clients, guiding them through this process whilst applying a unique mix of learning and talent products and services*. Working together, we keep companies relevant and highly optimized to achieve measurable results.
Please feel free to read more on the LTG website here:
https://www.ltgplc.com/about
You’re also welcome to take a look at the first couple of pages of our latest Annual Report, where we explain our positioning in a bit more detail:
https://www.ltgplc.com/wp-content/uploads/2021/04/LTG_Annual_Report_2020_Digital-1.pdf

*Our capability includes strategic consultancy, professional services, learning content and games, and software products across recruitment, performance, learning and learning analytics, compensation, diversity and inclusion, compliance, succession, engagement, and technical integration.
At LTG, we practice what we preach and many of our current leaders have entered the business through promotion. We pride ourselves on offering development opportunities for our staff and have been successful at internally promoting and nurturing our talent.
Who are LTG’s clients?
LTG has no clients directly, however LTG’s subsidiary companies work with some of the world’s largest brands. You can review a selection of our client base and case studies by visiting the LTG website, from which you can also navigate to the websites for each individual brand: https://www. ltgplc.com/portfolio. A customer can access the LTG portfolio via a single contract relationship with a particular business. This mostly happens via PeopleFluent or LEO at the moment.
How many employees does LTG have?
In total, LTG has over 1,000 staff, with just over half of them located in the US.
Where does LTG have offices?
USA
Raleigh, NC
Salt Lake City, UT
Irving, TX
Austin, TX
Nashville, TN
Jacksonville, FL
UK & Europe
Brighton, UK
London (Fetter Lane)
London (Finsbury
Park)
Sheffield, UK
Budapest, Hungary
Canada
Montreal, Quebec
South America
Bogotá, Colombia
Rio de Janeiro, Brazil
Asia-Pacific
Bangalore, India
Melbourne, Australia
We also have a number of homeworkers in the US, EMEA, and APAC.

Do many people work directly for LTG corporate?
While most people work for the ‘business brands’, some employees do work for the public company’s corporate functions. LTG’s executive leadership team is a good example of this. Sitting at a Group level, they help drive synergies, efficiencies, and collaboration across the different businesses.
Aside from the financial and managerial support given to brands, LTG also provides shared central services to support the different brands in areas including HR, Finance, Legal, IT, Marketing, Bid, and Facilities. It also runs group selling coordination which we will be enhancing in light of this acquisition. This support enables the different subsidiary companies to tap into a level of support and resources that they would not be able to fund independently.
What are LTG’s values?
LTG has five core values that provide a foundation for each of our businesses, who then add to them according to the values and culture of their own context. We recognize how crucial culture and identity is to people. With this in mind, we are excited to learn about the aspects of GP Strategies’ culture and values, and welcome them to become morphed with our own.
The 5 core values
ACCOUNTABILITY
We make decisions and we are responsible for them.
CREATIVITY
Our people should develop and deliver creative solutions, and always ask how they have wowed their client, either internal or external.
CUSTOMER RESULTS-FOCUSED
We track and measure what we do, either for ourselves or for our clients.
TRUST
Trust is the basis of all relationships. All relationships are entered into with a level of trust, honesty, and respect for each other.
COOPERATION
We empower people to constructively conflict and express their views. Collaboration comes from diversity of ideas.

What is the culture like at LTG?
Both LTG and GP Strategies share a strong growth-driven mindset, an industry-validated commitment to innovation, customer-centric strategies, and an important sense of integrity in all they do. The combined entity will continue in those traditions.
This kind of positive culture is supported by the steps that we take to ensure colleagues have a voice in decision-making. In addition to carrying out staff surveys and focus groups, we involve our people when making improvements to the working environment. We frequently seek staff feedback on policies, benefits, and perks to ensure that our employees help to shape the workplace.
Has LTG completed many acquisitions?
Acquisitions have been at the heart of LTG’s growth strategy and we have completed 16 acquisitions since 2014. Our acquisition strategy has afforded excellent development opportunities for our staff with many of our leadership team originating from acquisitions over the years.
Operationally, many of our acquisitions have focused on returning businesses to growth. LTG has proven success at working with brilliant solutions and teams to provide a stable foundation for success. We do this by finding efficiencies both within the acquired business and through synergistic opportunities within the Group. Whilst cost-cutting is an inevitable part of the activity, the resulting sustainability offers an improved opportunity for development, innovation, and other benefits to our staff.

4. All about GP Strategies
What does GP Strategies do?
GP Strategies positions itself as a workforce transformation partner. The company helps people and businesses to perform at their highest potential. Its solutions help organizations to operate more efficiently and their employees to be more effective in their roles. A transformed workforce is what GP Strategies delivers with every solution it develops. More formally, GP Strategies helps companies achieve superior business and operating results and transform into a more agile and efficient organization. It supports customers during times of great change, whether responding to market disruptions, a changing workforce, or a major shift to a new way of working. GP Strategies has custom solutions to support every level of an organization—from the C-suite to the front line.
How does it do this?
GP Strategies has perfected a customer-centric approach that combines deep listening, workforce expertise, and industry innovation to build long-lasting, trusted partnerships with its clients. It delivers powerful, holistic solutions that transform the workforce.
What is workforce transformation?
Workforce transformation is defined as a shift required in the workforce or how an organization operates to support internal strategic initiatives or respond to market disruption or other major changes.
GP Strategies’ range of services is broken down into three broad segments:
Organizational Performance Solutions
Technical Performance Solutions
Automotive Performance Solutions
Each of these segments has several focused service lines below them:
Organizational Performance Solutions
Business Consulting & Organizational Development - Aligning our clients’ vision and strategy for sustained results
When strategy aligns with capable leadership and a performance-ready workforce, the superior results will be achieved. Our expert management consultants help clients identify where their business needs to go and what it will take to get there. Then we work with them to develop and execute a strategy that brings out the best in their most valuable resource—their people. Whether their business needs a change in workforce mindsets and performance, learning and development technologies, or critical business processes, GP Strategies is the transformation partner they can trust.

Leadership Development - Helping our clients achieve their leadership edge
Leaders at all levels need to inspire commitment, achieve business results, and guide transformational change. Top-performing teams need top-performing leadership to drive business results. We have some of the brightest and best talent with the knowledge and expertise to help our clients with their leadership, coaching, engagement, and career challenges. Additionally, the thought leadership we produce enables us to remain at the forefront of what leaders need to drive workforce transformation successfully.
Learning Solutions - Solutions that develop a capable and confident workforce
Today’s trends often become tomorrow’s afterthoughts, yet timeless fundamentals remain about how businesses achieve and succeed—including the need to prepare your workforce to serve your customers. Learning and development solutions are the cornerstones for workforce transformation and competitive success. A major disruption many companies are facing now is the need to shift to a virtual workforce. We’ve been a pioneer and leader in global learning and development for over 50 years.
Managed Learning Services - Optimizing learning and development solutions at scale
Disruption and transformation present immense opportunities for leading-edge organizations to respond creatively to change and uncertainty. The agile and assertive response to competitive change deploys a well-prepared workforce armed with relevant and effectively delivered learning. Our comprehensive managed training services provide best-in-class solutions to structure and optimize our clients’ learning and development efforts and provide global resources to scale their learning.
Sales Solutions - Maximizing sales performance
Achieving sales success depends on an ambitious sales strategy, product development and launch, effective outreach and communications, a proficient salesforce, and agile and responsive after-sales distribution and service. We’ve assisted thousands of businesses in the design and execution of comprehensive multi-market, multi-channel, multi-year sales strategies that have resulted in some of the most successful improvements in their histories. Our expertise, experience, strategies, and execution solutions will help our clients achieve that pinnacle and surpass their goals.
Technical Performance Solutions
Technology Implementation & Adoption - Realizing the performance potential that technology enables
As industries, markets, and the workforce all continue to change at unprecedented rates, organizations grow more dependent upon digital technologies to compete in today’s global markets. GP Strategies has decades of experience helping clients ensure that their technology implementation and adoption go well so that they can realize the significant cost reductions, improved productivity, a more engaged workforce, superior business results, and a healthy return on investment they anticipated with their technology spend. Our proven technology adoption frameworks combined with our implementation and user support services help organizations leverage new technologies across the board to deliver critical business outcomes.

Technical Training Solutions - Focus on the critical skills, equipment, and procedures to drive business results
In capital-intensive and technically complex industries, leading organizations must constantly balance quality, risk, and cost with efficiency and safety. Drawing from more than 50 years’ experience guiding manufacturers, and industrial and technical organizations worldwide to safer and better performance, GP Strategies helps clients integrate people, process, and technology to improve business results.
Automotive Performance Solutions - GP Strategies’ automotive experts are educators, communications experts, and operational leaders; and they have served the automotive industry in manufacturing, distribution, marketing, dealer relations, dealership operations, and every facet of the customer experience, from the showroom to the service drive. We know the car business… and what it takes to make it run effectively.
Engineering & Manufacturing Services - We understand the distinct realities of automotive manufacturing, and are equipped to support our clients’ efforts through services including:
Product and Plant launch services - Reducing time and cost to meeting quality standards and productivity objectives, including facilities engineering, workforce preparedness, and performance support
Lean process and analysis planning - Streamlining processes and optimizing assets to reduce waste and manufacturing cost
Materials & logistics engineering - Planning and management of warehousing, materials, and supplier relationships to eliminate downtime
Quality Engineering - Driving quality and continuous improvement through advanced product quality planning (APQP), inspection, and containment
Staff Augmentation - Fulfilling variable hiring needs to reduce time-to-fill and staffing costs, while delivering high-caliber personnel
Event and Field Operations - The ever-changing business environment calls for ongoing development of the wholesale organization, from event design to field operations. Services in this area include:
Delivering Brand Strategy - Enabling dealers to embody your brand and translate value to their customers
Customer Experience (CX) Design - Designing experiences that create emotional connections, drive advocacy, and elevate retention
Product Launch - Facilitating cross-functional planning and design solutions that maximize speed to proficiency and adoption
Field Force Operations Development - Elevating business acumen, operational knowledge, and consultative skills to support dealer performance

Retail Solutions
Future Retailing Solutions - Challenging mindsets and implementing new business models to remain relevant in the automotive retail landscape
Digital Retailing - Helping dealerships adopt the tools and processes for virtual selling to thrive in a disrupted marketplace
Key Industries
Although GP Strategies’ services are industry agnostic, the key industries they target with these solutions include automotive, financial services, technology, and aerospace and defense.

5. Bringing together GP
Strategies and LTG
What is the plan for bringing the businesses together?
It will be around three months before GP Strategies officially joins LTG, allowing time for government approvals to be processed. We are currently aiming to complete the transaction in October 2021.
We will not attempt to integrate GP Strategies and LTG in 2021. We will take the time necessary to make decisions to support long-term success, considering the complexity and scale of both organizations. This will require significant research and planning.
In the short term, our immediate focus will be on:
Developing plans for taking our combined offer to market
Combining GP Strategies’ track record of growing revenues with LTG’s insights into improving efficiency and profitability.
LTG will begin an initial research phase at the end of July to inform both of these key workstreams. This research phase will involve close collaboration with GP Strategies staff, including focus groups and staff interviews and will last approximately 12 weeks.
After the research phase and once the acquisition has completed, GP Strategies staff will start to see some changes appear. For example, some policy and process changes will come into effect shortly after the transaction closes in October. More wide-reaching changes, such as harmonizing ways of working or integrating duplicate areas of capability, will be rolled out in the months that follow.
In particular, LTG will be working closely with the GP Strategies management team to help accelerate and enhance the ongoing process of commercial transformation that Adam has been leading since he became President. LTG has a proven track record in this area, helping businesses improve their profitability.
LTG’s financial stability, combined with GP Strategies’ return to strong organic growth, will act as an excellent base from which to take the business to new heights of success.

Guiding principles
We will examine vision, values, brand, cross-selling, and market messaging opportunities from the start but:
We recognize that we have very complementary strengths and therefore both companies have much to learn from each other
We will not seek to fully integrate both companies straight away. The main focus in 2021/early
2022 will be on researching, planning, and achieving synergies and efficiencies
Initially, there will inevitably be a need to achieve alignment in several areas—for example, introduction of new policies, processes, and controls
We will seek to improve productivity and realize efficiencies in all three of GP Strategies’ practice areas, though the level of change will vary according to the needs of different parts of the business
We intend to continue GP Strategies’ current strategy of divesting already identified non-core assets. We believe we have the expertise to help ensure this strategy is executed effectively and promptly
The combination of the two businesses will feel like a merger rather than a takeover
Where there are decisions to be made around the branding of areas of duplicate capability, those decisions will be made in close consultation with stakeholders from both sides
At all times, we will maximize the dual ambition of delivering customer excellence alongside shareholder returns.

6. FAQs - GP Strategies
What will happen to the GP Strategies brand?
We see the GP Strategies brand as strong and well known in the global industry. There is currently no plan to retire this. We will be researching and reviewing how to use our brands for maximum market impact, but will do this with care and research well into 2022.
Will the business be run from the UK or the US?
GP Strategies will continue to be run from the US by Adam Stedham and team. LTG is headquartered in London and therefore Adam will work closely with LTG’s Chief Executive, Jonathan Satchell, and the LTG Executive Board, based in London, UK.
Are there going to be any layoffs?
This transaction is about accelerating the growth opportunities for both companies and realizing operational improvements. We value GP Strategies’ talented team and innovative portfolio, and ensuring a smooth transition is our highest priority. This process will involve many factors, including ensuring that the headcount of each team is right-sized for the amount of work that needs to be carried out.
Where we find that there is excess capacity in certain areas, our initial focus will be on turning off freelancers and third-party subcontractor organizations to help ensure that the permanent staff are well utilized.
In some cases, it is possible that we will also find that the permanent headcount of a certain team is not correctly sized. In such cases, any decisions regarding changes to that headcount will be made based on considered research and objective data.
While we recognize that these kinds of changes can be difficult, we have found that they are usually followed by a period of new growth and opportunities for staff. In previous acquisitions where restructures have occurred, we have always subsequently managed to improve company performance and reinvest in the business and share the rewards of our success with staff.
Additionally, as a fast-growing business, LTG provides many opportunities for development and longer-term job mobility within the broader group. The business currently has a high number of new open roles and enjoys a proud history of deploying people across different parts of the Group in order to retain their talents.

What will happen to my benefits?
LTG and GP Strategies’ benefits are broadly comparable—in some places one company offers a superior package and in other places the other company is better.
Benefits will continue to be maintained as broadly comparable in the aggregate to what you have now. However, one positive change will occur immediately upon completion for staff in the US with respect to how your 401k matching is done. Previously, matching was done with stock but will now be done in cash and you will have greater ability to manage how your 401k funds are invested.
In the medium term, we will look to enable our new colleagues to join LTG initiatives such as our popular Sharesave plan.
What is the policy on remote working post-COVID? Will all offices be maintained in their current form?
We have been fortunate to see success from remote working but also value the importance of office interactions. LTG now operates a hybrid remote working model (part-time office, the rest of the time at home). Under this model, we strive to accommodate everyone’s preferred office attendance pattern, subject to business requirements.
Naturally, many staff choose to work from home part-time, rather than coming into the office five days per week. As such, we have found that many of our offices have become larger than required as they no longer need to accommodate as many staff concurrently. As a general rule going forward, we will review the proportionate occupancy of all offices and sense-check whether they continue to be suitable for our needs.
In terms of COVID-safe protocols, we ask that all staff be fully vaccinated or wear a mask when attending the office. Please note that, until the acquisition completes, you should continue to follow current GP Strategies policy.
If I am a home worker, will I be able to continue to work from home if I transfer to LTG?
Anyone working from home currently will be entitled to continue working from home. As mentioned above, there is a hybrid remote working arrangement for all LTG employees.
What opportunities will there be to work with new colleagues at LTG?
Opportunities to connect during the 12-week period of government approvals will be more limited but we look forward to introducing you to your new colleagues as soon as possible.
LTG and its success to date has been down to people collaborating, and growing and developing together. We engender a collaborative working environment and encourage all of our employees to make opportunities to get to know other LTG businesses and people as soon as this is possible.

Would I be able to get involved in projects in other companies in the
Group?
We hope so! One of the most exciting things about being a part of LTG is the opportunity for knowledge sharing and professional growth. We also pride ourselves on internal mobility and have managed many successful role changes at all levels within the Group.
Will our work processes change?
Over the coming months, we will review GP Strategies’ processes to understand what works well and where there are opportunities for improvement. We expect that some processes will be refined more than others and that some changes will happen quickly while others will take longer to roll out.
Any changes to current processes will involve the input of team members who know their part of the business well. This will ensure that we retain the best aspects of legacy working while introducing any refinements for the future.
Will there be a change in tools and technology?
We will conduct a full audit of technology and tools and, where there are differences, evaluate the best options going forward. Through this process, some tools will likely stay the same while others may change. This process seeks to find the best solutions so it is entirely possible that LTG may adopt tools that you currently use where we find that these are a better fit.
This process will be a lengthy one as we do not intend to try to fully integrate in 2021, nor will all supplier contracts come up for review this year. We therefore expect this process to occur in 2022.
LTG already contains a number of similar businesses, including content development. Does this create a conflict with GP Strategies?
GP Strategies has a far greater market presence for content development in the US, while LEO (LTG’s main content business) is a stronger content brand in the UK and EMEA. We believe our combined strengths will consolidate our place as the global leader in this space.
We are excited that our new global content development combination will bring together the best thinkers in the industry, with leading minds from the US, UK, and elsewhere. Over time, we will bring LEO and GP Strategies closer together as it would not make sense for us to compete with each other. Each organization’s operational processes and offers are similar but distinct, and it would not make sense to try to merge them straight away.
We expect to be able to enhance GP Strategies’ UK content delivery capability while also offering LEO staff the chance to collaborate on large-scale, global initiatives with an exciting extended client base. This is a very exciting time for the content division of both businesses to become something stronger and better as one company in a growing market.

Will I be able to buy shares in LTG?
Yes. All employees of LTG plc and its subsidiaries are able to buy shares in the company. There are some sensitive periods where staff will not be able to buy and sell shares, and these will be communicated in advance. As a simple rule, if you, a friend, or a family member want to buy or sell shares, you must first contact LTG’s Finance team. The route you choose to buy shares or broker that you go through is outside of LTG’s responsibility. You are simply seeking authorization to buy or sell shares at that time.
Will I be required to dress differently?
No – LTG’s approach to dress code is casual and relaxed, except when visiting clients, where the advice is to dress appropriately for your client.
Will my telephone number or email change? Do I need to notify clients?
There are no plans to change any contact details.
Will GP Strategies people be forced to sell LTG technology?
No. It is vital that GP Strategies’ advisory reputation in the market continues to be based on placing the right technology to help deliver the strategic goals of the organization in question. However, where appropriate, we would encourage LTG’s software solutions to be considered.
Where GP Strategies has outsource contracts, we envisage being able to deliver LTG software and platforms as part of a wider data-driven picture. But this will always be in service of strategic goals and almost certainly to help turbo-charge an existing technology infrastructure. We will always respect a customer’s existing technology investment and use the right product for the context, whether or not that is one of LTG’s.
What does the acquisition mean for our clients and what should we say if clients ask us?
GP Strategies
Organizational Performance Solutions (OPS) customer pointers:
The ability to leverage LTG’s complementary talent solutions and technologies
Enhanced strength and support for content solutions in EMEA, including high-end in-house video, serious games, and VR solutions

The combined company offers expertise in custom-blended leadership programs to complement GP Strategies’ more generic blended learning approach
The opportunity to track the year-to-year impact of managed learning services through LTG’s complementary learning analytics solutions
The opportunity to leverage into predictive analytics and thereby continually optimize the blend of learning solutions used over multi-year contracts
The ability to leverage Affirmity/PDT’s complementary diversity and inclusion offerings
Enhanced learning strategy consulting capability, especially within EMEA.
Technical Performance Solutions (TPS) customer pointers:
Very much business as usual in terms of current GP Strategies strategy
We are excited about bringing the LTG creative and technology flair to GP Strategies’
technical training offer
We look forward to introducing innovative new specialist offerings in AR and VR to our TPS clients, all delivered in-house to provide the best quality and value for money
GP Strategies will continue to be technology agnostic and retain its objectivity in technology selection.
Automotive Performance Solutions (APS) customer pointers:
Enhanced automotive and learning capability in EMEA with specialist content and consulting teams based in the UK
Broader range of automotive services and approaches to customer engagement, including world-class media production and AR/VR/MR services in-house
Access to LTG technologies (specifically looking at learning and talent in retailer networks with products like Genius and Breezy).
How will GP Strategies clients be notified about the change? Will there be phone calls with Tier 1 clients?
All clients will receive written communications to notify them of the merger and the new opportunities. There will also be special briefings for Tier 1 clients though these should only speak to the general benefits of the transaction to the customer. For antitrust reasons there cannot be any discussion of the specific terms of a customer’s current or future contract in a meeting in which both LTG and GP Strategies are present during the first 30 days post-announcement.

Will the GP Strategies sales team be expected to cross-sell for other
LTG companies?
We will provide education to ensure that you can spot opportunities for other LTG companies and advocate to clients on their behalf. Once a potential prospect is identified, this would then be handed off to an expert at the relevant company to take forward. This will also happen with LTG staff searching for opportunities for GP Strategies.
We are also excited to explore how the Customer Service Leaders (CSL) can be empowered to support their clients through our combined offering. LTG’s range of talent management products, learning management systems, and learning experience platform will enable the CSLs to offer a more holistic approach to workforce transformation.
LTG’s innovation offerings will also enable CSLs and others to engage clients with cutting-edge internal capabilities in areas like AR, VR, and MR.
Will we be rewarded for making referrals?
Yes. LTG has an established incentivization scheme for rewarding qualified referrals so that all Group companies are motivated to support one another. Training materials to help build product knowledge are available and we will create new materials to help other LTG companies sell GP Strategies offerings.
Will my clients have to re-contract?
LTG will be acquiring all GP Strategies legal entities and, therefore, clients will not need to re- contract.
In a few instances where LTG businesses are contracting through GP Strategies, these will carry on as before. It will be well into 2022 before we expect to see any change and amendment may not be necessary.

7. FAQ - LTG
What does this mean for me/my business?
LEO and LEO GRC staff:
The combination of LTG and GP Strategies will create a true international leader in learning content and consulting. With this new global eLearning community, we will bring together the very best thinkers in the industry, with leading minds from both the US and the UK
GP Strategies has a far greater market presence in the US, while LEO is stronger in the UK/EMEA.
We believe our combined strengths will consolidate our global market leadership
Over time, we will bring LEO and GP Strategies closer together as it will not make sense for us to compete with each other, but… the operational processes and offers of each organization are similar but distinct and it wouldn’t make sense to try to merge them immediately
We will use the research phase to ensure that ways of working are compatible. We will also evaluate the best way to take our combined content offer to market, playing to the strengths of both companies (including use of brands)
We expect to be able to enhance GP Strategies’ UK content delivery capability while also offering LEO staff the chance to collaborate on large-scale, global initiatives with an exciting extended client base
There is a quantity of GP Strategies work that is commissioned outside the organization, particularly in relation to XR, which should be possible to keep in-house.
PRELOADED staff:
The merger offers the chance to turbo-charge growth of corporate work and achieve a more diversified and sustainable client base
GP Strategies brings access to the US market with a variety of possible channels to market.
We’re also hoping that there is a chance for PRELOADED to leverage the marketplace buzz around the deal to provide a significant increase in US exposure
Larger business = more opportunity for R&D, including the ability to integrate products into the
Innovation Kitchen.
Affirmity and PDT staff:
Complementary DEI training capabilities to be benefited from the addition of GP Strategies
Access to additional client relationships that are actively engaging with the DEI agenda
On-the-ground network able to engage with customers globally.

LTG Software and Platforms staff:
Access to global offices
PeopleFluent: access to a range of enterprise customers with a full range of software to support fully supplied learning and talent strategies
Bridge: opportunities within departments or access to some further mid-market customers
Breezy: opportunities in specific areas where GP Strategies customers have SMB extended enterprise networks with staff retention issues, notably automotive
Instilled by PeopleFluent: access to GP Strategies customers for a range of activities: supporting
‘operational learning’, supporting trainer networks across customers, supporting specific customer leadership, and change campaigns
VectorVMS: the opportunity to have conversations with GP Strategies customers in the context of their ‘total talent’ strategy
Watershed: opportunities for introductions to GP Strategies customers, but as important will be supporting GP Strategies capability to offer a service that measures the business impact of learning
Gomo: opportunities to expand the use of Gomo in the right circumstances. HSBC being a possible example given its selection of Gomo as one of its preferred tools
Rustici: access to GP Strategies customers with content management or wider third-party supply or distribution networks with Content Controller. Possible combined strength in the US Army alongside GP Strategies with the deep understanding of US Defense requirements for xAPI/cmi5.
LTG and GP Strategies Central Corporate Services
LTG and GP Strategies’ Central Services will not fully integrate immediately
There will be an initial period of assessment and review as LTG gets to know GP Strategies better, during which we expect some alignment to take place
Initial alignment will focus on realizing key synergies and efficiencies, rather than attempting to harmonize every single policy
We expect full integration to be a longer-term activity, completing in late 2022/early 2023.
What does this mean for our clients?
There are lots of positive things that this deal will offer LTG clients but until we combine the businesses, very little will change.
We’ve provided a brief set of client pointers below to enable you to have those conversations about our ambitions, if asked by clients.

LEO and LEO GRC customer pointers:
Creation of ‘best of both worlds’ combination of high-end boutique work and rapid, large- scale content delivery—something we have always desired and now need to make work with the correct expression of value to the customer
Access to benchmarking across more clients in the UK and globally
New global delivery networks to optimize the rollout of learning and change programs internationally
New complementary specialist content services in areas like automotive, energy, and technical training
Complementary offerings like instructor-led training in leadership, lean six sigma, and sales to ensure joined-up delivery of the full blended learning program
Significantly increased US-based staffing for LEO Inc clients, removing reliance on UK staff
Potential to access levy funding in the UK for training requirements
New content offers like Flash catalog conversions delivered at highly competitive rates through offshore teams.
Affirmity and PDT Customer pointers:
Additional scale and delivery networks to support D&I rollouts
Access to a broader range of best practices and benchmarks via the more comprehensive client network
Access to a new content library (needs to be researched for overlap).
LTG Software and Platforms customers:
Access to a wider range of end-to-end services on a global scale
Access to specific integration and consulting expertise
Access to a wider range of global offices from which to offer support.

8. Next Steps and
communications
So, can I reach out to our new colleagues to start collaborating?
Unfortunately, for now, cross-team collaboration must be carefully managed and you should not begin independent information sharing with colleagues in the other organization.
As outlined above, our leadership teams will be using the period between announcement and closing to embark on a very significant piece of research and planning work, for which activity and decision-making need to be closely coordinated. We will want to involve colleagues from both organizations in elements of this process, but this needs to be done in a structured manner within the overarching plan.
Additionally, we must also keep compliant with the government approvals taking place in the coming weeks and months. Passing these regulations will be critical to closing the deal and making the combination a reality. Because of this, we have to be especially careful with our collaboration, at least for the time being.
For all these reasons, until the deal closes in October, contact should be coordinated via LTG and
GP Strategies leadership.
Will there be any town halls taking place?
There will be a series of town hall meetings that are being coordinated across both businesses for all timezones. Please keep a lookout for an invitation to one of those meetings.
What will happen where both companies have relationships with the same accounts? Will one salesperson have to hand over the relationship?
Through the initial government approvals period, account management will need to run separately until the acquisition completes. There are strict antitrust rules that need to be adhered to for the first 30 days post-announcement in particular.
Following completion, we will begin a structured process of bringing sales teams together and looking at how best to leverage our joint presence in certain accounts. This offers fantastic potential to further develop the Group-selling initiative that we have been working on for the past few years.
Where both GP Strategies and LTG have relationships with the same client, we will aim to bring together representatives from each company to identify the best way to collaborate in order to meet the client’s needs.

What about joint selling to GP Strategies or LTG clients?
Prior to the deal closing (all checks being passed and the transfer in ownership completed) in October, it is OK to have joint communications with customers that are general in nature, covering such topics as why the transaction in general will enhance the company’s ability to address customer needs, the benefits that customers can expect to derive in general from the combination of the two companies, etc.
However, there cannot be any discussion of the specific terms of a customer’s current or future contract in a meeting in which both LTG and GP Strategies are present. Both parties should also make clear that the deal has not yet closed and that, until it does, the companies remain entirely independent.
We may well be able to partner on incoming opportunities ahead of the deal closing just as we might have done if the deal hadn’t taken place, but we face restrictions on proactively joint selling into clients in the first 30 days post-announcement. Similarly, there are constraints around commercial information that can be shared between the two organizations during this period.
If an opportunity arises pre-close for which you wish to partner, we will guide you on how best to respond.
What should I say if I am contacted by the press?
Please direct any press inquiries to Claire Coley, Head of Marketing for LTG, or Nancy Williams, VP
of Marketing for GP Strategies.
My question hasn’t been answered here. What shall I do?
There will be many opportunities for employees from both businesses to ask questions in scheduled town hall meetings. If you have anything urgent or private that you would like to discuss, please email (for GP Strategies employees) questions@gpstrategies.com, or (for LTG employees) yourquestions@ltgplc.com, or reach out to your local HR rep who will be happy to speak with you.

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Thank you.

Additional Information about the Proposed Transaction and Where to Find It
In connection with the proposed transaction, GP Strategies will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to GP Strategies’s stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORTED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT
INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and on GP Strategies’s website at www.gpstrategies.com and clicking on the “Investors” link and then clicking on the “SEC Filings” link. In addition, the proxy statement and other documents may be obtained free of charge by directing a request to GP Strategies Corporation, Secretary, 70 Corporate Center, 11000 Broken Land Parkway, Suite 300, Columbia, Maryland, 21044, telephone: (443) 367-9600.
Participants in the Solicitation
GP Strategies and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of GP Strategies in connection with the proposed transaction. Information regarding GP Strategies’s directors and executive officers can be found in GP Strategies’s Form 10-K/A filed on April 30, 2021 and other documents subsequently filed by GP Strategies with the SEC. Additional information regarding the interests of GP Strategies’s directors and executive officers in the proposed transaction will be included in the proxy statement for proposed transaction described above when it becomes available. These documents are available free of charge at the SEC’s website at www.sec.gov and GP Strategies’s website at www.gpstrategies.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) conditions to the closing of the proposed transaction, including the obtaining of required regulatory or stockholder approvals, may not be satisfied; (2) the proposed transaction may involve unexpected costs, liabilities or delays; (3) the business of GP Strategies and Learning Technologies Group may suffer as a result of uncertainty surrounding the proposed transaction; (4) the outcome of any legal proceedings related to the proposed transaction; (5) GP Strategies and Learning Technologies Group may be adversely affected by other economic, business, and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (7) the ability to recognize benefits of the proposed transaction; (8) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (9) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all; and (10) the risks described from time to time in GP Strategies’s reports filed with the SEC under the heading “Risk Factors,” including, without limitation, the risks described under the caption “Risk Factors” in GP Strategies’s Annual Report on Form 10-K filed on March 12, 2021 and as amended April 30, 2021, and as may be revised in GP Strategies’s future SEC filings. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this current report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. None of GP Strategies or Learning Technologies Group undertakes any obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.